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                                                                      EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

1. Thomas Edison Inn, Incorporated, a Michigan corporation, d/b/a the Thomas Edison Inn.

2. St. Clair Inn, Inc., a Michigan corporation, d/b/a the St. Clair Inn.

3. Grand Harbor Resort Inc., a Michigan corporation, d/b/a the Grand Haven Holiday Inn.

4. Grand Harbor Yacht Club Inc., a Michigan corporation, d/b/a the Grand Harbor Yacht Club.

5. MHG Food Service Inc., a Michigan corporation.